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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                   INVESTOR CONTACT:  Dario Santana
                                                      VP, Investor Relations
                                                      215-323-1213

                                   MEDIA CONTACT:     Sharon Corbitt
                                                      Director, Communications
                                                      215-323-1873

     GENERAL INSTRUMENT TO REPURCHASE 5.3 MILLION SHARES AS FORSTMANN LITTLE
                      CONCLUDES ITS EIGHT YEAR INVESTMENT

           LIBERTY MEDIA CORPORATION TO PURCHASE 10 MILLION GI SHARES
                             FROM FORSTMANN LITTLE

HORSHAM, PA. (APRIL 5, 1999) -- General Instrument Corporation (NYSE: GIC) today announced that it has signed a definitive agreement to repurchase 5.3 million shares of General Instrument common stock owned by two partnerships affiliated with Forstmann Little & Co. for $148.4 million.

         In a separate transaction, Liberty Media Corporation (NYSE: LMG.A and LMG.B) has agreed to purchase 10 million GI shares from the Forstmann Little partnerships for $280 million. In addition, General Instrument expects Forstmann Little will soon sell additional GI shares in a block transaction that will reduce its ownership interest in GI to approximately 1%.


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Subject to the satisfaction of certain closing conditions, General Instrument expects both its repurchase and Liberty Media's purchase to be completed today.

         In connection with the transactions announced today, Theodore J. Forstmann, who has served as a director of General Instrument and its predecessors since 1990, has resigned from the Company's board of directors. "These transactions mark the end of a tremendously successful eight-and-one-half-year association between GI and Forstmann Little," said Edward D. Breen, Chairman and Chief Executive Officer of General Instrument. "This relationship has brought us through many changes in our industry and in our company, and we thank Forstmann Little for the contributions its partners have made to our success. In particular, we thank Ted Forstmann for being a driving force in making GI the world leader it is today," he added.

         The purchase by Liberty Media Corporation, together with its present holdings, increases Liberty Media's ownership interest in General Instrument to approximately 18% of currently outstanding shares (and to approximately 20.5% assuming the exercise of currently vested warrants to purchase General Instrument common stock) and makes Liberty Media the largest stockholder of General Instrument. "We see Liberty Media's investment as a strong endorsement of broadband technology and GI's leadership in its development," said Breen.

General Instrument Corporation (NYSE: GIC) is a leading worldwide provider of integrated and interactive broadband access solutions, teaming with its business partners to lead the convergence of the Internet, telecommunications and video entertainment industries.

This press release contains "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99, under the caption "Forward-Looking Information" in General Instrument Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference. Actual results might differ materially from those projected in the forward-looking statements.


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